Exhibit 99.1

Contact: Yvonne Gill
January 13, 2014	570-724-0247
yvonneg@cnbankpa.com

C&N Announces FOURTH QUARTER AND ANNUAL 2013 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the fourth quarter and year ended December 31, 2013.

Fourth quarter 2013 net income was $4,225,000, or $0.34 per diluted share, as compared to $0.38 per share in the third quarter 2013 and $0.48 per share in the fourth quarter 2012. For the year ended December 31, 2013, net income totaled $18,594,000, or $1.50 per diluted share, representing an annualized return on average assets of 1.50% and an annualized return on average equity of 10.25%. Net income for the year ended December 31, 2013 was down from $1.85 per diluted share in 2012.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income totaled $10,531,000 in the fourth quarter 2013, down from $10,631,000 in the third quarter 2013 and $11,591,000 in the fourth quarter 2012. For the year ended December 31, 2013, net interest income of $43,149,000 was down $4,452,000 (9.4%) from 2012. In 2013, yields earned on securities and loans have fallen by more than interest rates paid on deposits and borrowings. Also, net interest income in 2012 was enhanced by the recovery of a security that had been written down in prior years, resulting in income (accretion) of $855,000.

•	The provision for loan losses totaled $1,559,000 in the fourth quarter 2013, as compared to the third quarter 2013 provision of $239,000 and the fourth quarter 2012 credit for loan losses of $133,000. For the year ended December 31, 2013, the provision for loan losses was $2,047,000, as compared to $288,000 in 2012. The increase in the provision in the fourth quarter 2013 included the effects of establishing an allowance of $1,552,000 on loans to one commercial borrower.

•	Noninterest revenue of $4,124,000 in the fourth quarter 2013 was $169,000 lower than in the third quarter 2013 and $203,000 lower than in the fourth quarter 2012. For the year ended December 31, 2013, total noninterest revenue of $16,451,000 exceeded the total 2012 amount by $68,000. Gains from sales of loans totaled $435,000 in the fourth quarter 2013, down from $624,000 in the third quarter 2013 and $662,000 in the fourth quarter 2012, as volume fell mainly because of higher interest rates. On an annual basis, gains from sales of loans totaled $2,191,000, an increase of $266,000 over the 2012 total. Total Trust and brokerage revenue of $4,871,000 in the year ended December 31, 2013 was $223,000 (4.8%) higher than the total for 2012. For the year ended December 31, 2013, the net loss from disposals of premises and equipment totaled ($16,000) as compared to net gains of $270,000 in 2012, mainly from an insurance recovery in 2012 associated with a flood-related claim.

•	In 2013 and 2012, C&N generated gains from sales of securities and also incurred losses from prepayment of borrowings. In the fourth quarter 2013, realized gains from securities totaled $266,000, up from $193,000 in the third quarter 2013 and $51,000 in the fourth quarter 2012. Realized gains from securities totaled $1,718,000 in the year ended December 31, 2013 as compared to $2,682,000 in 2012, while losses from prepayment of borrowings amounted to $1,023,000 in 2013 as compared to $2,333,000 in 2012.

•	Noninterest expenses, excluding losses from prepayment of borrowings, totaled $7,788,000 in the fourth quarter 2013, down from $8,610,000 in the third quarter 2013 and $7,954,000 in the fourth quarter 2012. For the year ended December 31, 2013, total noninterest expenses of $33,471,000 were $557,000 (1.7%) higher than the corresponding total for 2012. In the third quarter 2013, C&N incurred professional fees expense of $724,000 related to a consulting engagement in which the consulting firm identified recommendations for potential increases in revenues, mainly related to service charges on deposit accounts. Also, in the second quarter 2013, C&N incurred professional fees expense of $315,000 from a consulting project related to debit card operations and electronic funds processing, for which reductions in electronic funds processing expenses and other benefits are expected to be realized over approximately the next five years. Mainly as a result of the consulting engagements described above, professional fees expense was $1,048,000 higher in the year ended December 31, 2013 as compared to 2012. Pensions and other employee benefit costs were $347,000 lower in the year ended December 31, 2013 as compared to 2012, including a reduction of $171,000 in health insurance expense associated with C&N’s partially self-insured plan due to a lower amount of claims.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,237,695,000 at December 31, 2013 as compared to $1,232,952,000 at September 30, 2013 and $1,286,907,000 at December 31, 2012.

•	Net loans outstanding (excluding mortgage loans held for sale) were $635,640,000 at December 31, 2013 as compared to $641,345,000 at September 30, 2013 and down $41.4 million (6.1%) from $677,053,000 at December 31, 2012.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $145,954,000 at December 31, 2013, up from $138,074,000 at September 30, 2013 and up $45.3 million from one year earlier.

•	Total nonperforming assets as a percentage of assets was 1.53% at December 31, 2013, up from 0.83% at September 30, 2013 and 0.82% at December 31, 2012. The increase in this ratio resulted mainly from classification in the fourth quarter 2013 as nonperforming of two large commercial loans with outstanding balances totaling $7.6 million, one of which is the loan referred to in the discussion of the provision for loan losses above.

•	Deposits and repo sweep accounts totaled $957,901,000 at December 31, 2013, as compared to $968,298,000 at September 30, 2013 and down from $1,011,673,000 at December 31, 2012. The decrease in deposits as compared to one year earlier was primarily from a reduction in time deposits.

•	Total shareholders’ equity was $179,472,000 at December 31, 2013, down from $181,206,000 at September 30, 2013 and $182,786,000 at December 31, 2012. Net unrealized losses from available-for-sale securities amounted to ($1,004,000) at December 31, 2013, as compared to net unrealized gains of $2,520,000 at September 30, 2013 and $11,568,000 at December 31, 2012, reflecting the effects of increases in long-term interest rates. Tangible common equity as a percentage of tangible assets was 13.66% at December 31, 2013, up from 12.53% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $796,115,000 at December 31, 2013, an increase of 12.5% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.